Exhibit 99.1

AGILYSYS, INCORPORATED

Fiscal 2004 Second Quarter Earnings Conference Call October 30, 2003 Art Rhein Steve Billick, Executive Vice President, Treasurer and CFO

CHORUSCALL:	Good morning, ladies and gentlemen, and welcome to the Agilysys fiscal 2004 second-quarter earnings conference call. All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation.

Before we begin, the Company would like to remind you that remarks made during this conference call may include forward-looking statements, based on current expectations that involve risks and uncertainties that could cause the Company’s results to differ materially from management’s current expectations.

Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this call. For further information, please refer to the risk factors, which can materially affect results, outlined in the Agilysys earnings release in corporate filings with the Securities and Exchange Commission.

If you should need assistance during the conference, please signal an operator by pressing “star,” then “zero,” on your touch-tone phone. This conference is being recorded. If you have any objections, please let us know by pressing “star,” then “zero” now.

Hearing no objections, I would like to turn the conference over to Mr. Art Rhein - Mr. Rhein.

ART RHEIN:	Thank you. Welcome to our first earnings conference call as Agilysys, as we review our fiscal 2004 second-quarter results. Our earnings release was issued before the market opened this morning, and is currently available on our Web site.

Joining me today is Steve Billick, Executive Vice President, Treasurer and Chief Financial Officer, who will discuss the financial results, and Martin Ellis, Executive Vice President of Corporate Development, who will provide insight into our recent acquisition of Kyrus Corporation.

I’m very pleased with the results we’ve achieved for the quarter ended September 30th, particularly in light of the significant changes that have taken place at the Company and the continuing difficult economic environment. Typically our second-quarter sales are less than our first quarter. Sales of $293 million for the quarter represent a five-percent increase over last quarter and a 12-percent improvement over last year. This is a reflection of both aggressive marketing programs by our suppliers and our increased market share, resonant of a broad indication of increased capital spending.

While there was continuing pressure on selling margins, which Steve will discuss in more detail, the sales-and-business development programs we put in place earlier in the year paid off, as evidenced by our sales growth and increased market share, and we expect the higher sales levels to have a positive impact, as we move into the third quarter.

In last quarter’s conference call, we indicated that we expected this quarter to be essentially flat, with respect to sales and expenses over the June quarter. While growing sales five percent this quarter, gross margin dollars were flat over last quarter, as were operating expenses, resulting in operating income remaining essentially flat, at a little over $3 million, excluding restructuring items. The net loss from continuing operations for the quarter was 11 cents per share. This figure includes charges for restructuring, the debt we retired during the quarter and our gain on our sale of our investment in Eurodis. Excluding these items, the loss would have been four cents per share, which compares favorably with the second quarter of last year, when the loss from continuing operations was eight cents per share. Steve will go into more detail regarding our results, during his remarks.

We continue to manage costs. These efforts, combined with a 12-percent sales increase, resulted in SG&A, as a percent of sales, of 10.8 for this quarter, compared with 12.9 last year.

During the quarter two significant events occurred. First, we changed our name to Agilysys, the signal that a major change had taken place, as our Company now focuses solely on the enterprise computer solutions market. In addition, after stating in the last quarter of fiscal 2003 that our strategic plan required we grow organically, and through the acquisition of companies that will provide us opportunities to accelerate our growth, and expand our solutions offerings, we acquired Kyrus, the largest provider of IBM retail store solutions, offering a range of hardware, software and services tailored to the retail market. This acquisition provides Agilysys new customers, new markets, new products and new services. These two significant events evidence the aggressive strides we will take, as we reposition the Company.

Now I’ll turn the call over to Steve, who will take you through the details of our second-quarter financial results.

STEVE BILLICK:	Thanks, Art. Good morning, everyone.

First, let me remind you, similar to last quarter, the results for fiscal 2003 have been restated, characterizing our former electronic components distribution business as discontinued operations. As you may recall, on May 14th, we filed a Form 8-K, restating quarters for fiscal years 2002 and 2003, and all quarterly comparisons will be to these restated amounts, which were prepared in a manner consistent with current-year operations.

Sales for our fiscal 2004 second quarter were $293 million, compared with $261 million last year. This represents a 12-percent increase, compared with the second quarter last year, and a five-percent improvement sequentially.

Gross margin, as a percent of sales for the quarter, was 11.9 percent, compared with 13.4 percent during the same quarter last year. The year-over-year decline in gross margin percentage is primarily due to two factors. One is competitive pricing pressure in the marketplace, as our suppliers aggressively compete to grow market share. The second is the fact that our current-year sales mix is comprised of a higher level of sales to resellers, through our distribution business. These sales carry a lower percentage gross profit than sales directly to end-used customers. This niche shift is consistent with the malaise in large corporate IT spending, as compared with spending by small-to- medium-sized businesses, and parenthetically our SG&A is commensurately lower in our distribution business.

Gross margin for the second quarter of 11.9 percent also represents a decrease from the 12.5 percent reported in the first quarter of this year. This is the result of the continuing sales mix favoring our distribution business, as well as last quarter sales, consisting of a higher level of sales of supplier-provided maintenance service contracts. We record these as fee income, rather than the full revenue of the service contract.

Selling, general and administrative expenses for the quarter, excluding restructuring, were $31.6 million, or 10.8 percent of sales, compared with $33.6 million, or 12.9 percent last year. We remain focused on improving efficiencies and reducing our operating costs as a percentage of sales.

Second-quarter operating income was $2.3 million. This is a 66-percent increase over last year’s second-quarter operating income of $1.4 million, although it’s only an improvement of $900,000. Operating income was flat sequentially, due to the lower gross margin percentage I noted earlier.

This quarter’s operating income includes restructuring charges of approximately $731,000. These charges were associated with facilities and other costs that were incurred as a result of current-year activities, related to the Company’s fiscal 2003 reorganization.

Interest expense was $2.4 million for the second quarter of fiscal 2004, which results from our 9.5-percent Senior Notes and is net of income from our invested cash balances. During the quarter, the Company repurchased an additional $28.5 million of the nine-and-a-half percent Senior Notes. This resulted in a loss on retirement of debt of approximately $3.4 million, before tax, in the quarter.

Also in the quarter, we sold our interest in Eurodis Electron, and recorded a gain on sale of approximately $900,000. Including the ongoing costs of restructuring, the loss on retirement of debt and the gain on the sale of Eurodis, the loss from continuing operations for the quarter was $3 million, or 11 cents per share. If you exclude all these items, the loss from continuing operations was four cents per share, which compares with a loss of eight cents per share last year.

We also reported a loss from discontinued operations in the quarter of $333,000, net of tax, which relates to continuing activities, primarily facility costs, associated with the divestiture of our electronic-component distribution business. This loss reduced earnings per share by one cent. Agilysys’ net loss for the quarter of $3.4 million, or 12 cents per share, is comprised of the loss of 11 cents from continuing operations and the loss of one cent from discontinued operations.

Our cash balance is $216 million, as of September 30, 2003, and excluding cash balances and the assets and liabilities of discontinued operations, our working capital was $100.6 million, or about 8.6 percent of sales.

Capital expenditures for the quarter were approximately $160,000. The reduced levels of capital spending this year are indicative of the excess capacity we currently have in facilities and information systems, which resulted from the sale of our electronic-component’s distribution business and the recent acquisition of Kyrus. This excess capacity makes significant investment unnecessary in the short term. Agilysys will likely spend between a million and $1.5 million on capital for the remainder of fiscal 2004. Depreciation and amortization expense for the second quarter was $2.6 million.

Now lets review our outlook for the third quarter and fiscal 2004. For next quarter, we expect sales levels to increase by 45 to 50 percent, compared with sales in our second quarter of $293 million. The increase includes incremental revenues from the Kyrus acquisition, which we are expecting to be between $40 and $45 million in the December quarter. As is typical with this business, our third quarter, ending in December, is our strongest.

As for full-year guidance, including the results of the Kyrus acquisition, we anticipate revenue growth of between 15 and 20 percent for fiscal year 2004, compared with fiscal 2003. We expect gross margins to be between 12 to twelve-and-a-half percent. In our previous guidance, we were anticipating gross margins of 13 percent. We’ve already acknowledged a few factors, which impacted our gross-margin comparisons and, in addition, the previous guidance anticipated rather significant sales of HP product, under the PDM model. The program has been changed and will not have a material impact on our earnings in fiscal 2004. As a result, we’re reducing our guidance for gross margins to 12 to 12.5 percent in fiscal 2004.

We expect operating expenses to be in the range of 10 to ten-and-half percent of sales for the fiscal year. Interest expense will be approximately 8.7 million for the fiscal year, net of interest income, and that number assumes no additional debt reductions.

The Kyrus acquisition is anticipated to add between five and seven cents per share to net income, for the fiscal third quarter, and will break even in the fiscal fourth quarter. As a result of these expectations, which again do not include additional debt reduction for fiscal 2004, and do include the acquisition of Kyrus, the Company is updating its previous guidance for net income to now be in the range of 16 to 20 cents per share for the full fiscal year.

Now, let me turn the call over to Martin, who will discuss our recent acquisition of Kyrus.

MARTIN ELLIS:	Thank you, Steve.

Having previously announced we were going to acquire companies as one component of our strategy to grow our business, this past quarter we completed our acquisition, our first acquisition since transitioning to a stand-alone enterprise computer solutions business in March of this year. The acquisition of Kyrus Corporation closed on September 30th. Including the assumption of approximately $18 million in debt, the total purchase price was $28.7 million. Kyrus, with annual revenues of approximately $130 million, is the largest IBM reseller of retail store solutions and a leading distributor of the same.

With this acquisition, Agilysys is now the largest provider of IBM retail solutions and services across four major market segments — supermarket, chain drug, general retail and hospitality. Agilysys now offers a wide range of retail services and solutions, including hardware and software products, and extensive professional services that ensure continuous retail operations. The professional services include technology and business consulting, software customization, staging, implementation, hardware and software maintenance and a 24/7 help desk and support service capabilities.

With the specialized nature of the product and a strong service offering, Kyrus generates gross margins that are approximately five to six percent higher than Agilysys. In addition to Kyrus existing customers, Agilysys will make these retail products and services available to its retail partners and customers.

The integration of the two businesses is moving forward swiftly. In less than a month from the transaction’s close, we had significantly integrated the two organizations. Within a week of the close, we notified all Kyrus staff of their status and ongoing role with the Company, and within two weeks all Kyrus inventory had been transferred to Agilysys distribution facilities, and all products are now being shipped and built by Agilysys. Effectively, the supply chain and financial reporting processes have been completely transitioned to Agilysys systems.

As part of the integration, duplicate functional roles and facilities have been identified, and we are in the process of streamlining these areas. Head count overlap is being eliminated and redundant facilities are being closed. Much of the integration is behind us, and the balance will be completed by the end of this calendar year.

In summary, we’re extremely pleased with our progress on the integration of Kyrus into our Company, and Kyrus’ anticipated contribution to our ongoing earnings. In addition, we look forward to reporting on future acquisitions. On that note, let me turn it back to Art.

ART RHEIN:	Thank you, gentlemen.

We’ll now take your questions — Operator.

CHORUSCALL:	At this time, if you would like to ask a question, please press “star,” then “one,” on a touch-tone phone. If you decide you want to withdraw your question, please press “star,” then “two,” to remove yourself from the list.

OK, our first question comes Matt Sheerin of Thomas Weisel Partners

MATT SHEERIN:	Thank you. Good morning.

ART RHEIN:	Good morning, Matt.

MATT SHEERIN:	So, I guess the question regarding your — the two different business, the distribution business versus the reseller business, I noted that the end customer is a little bit different, where the reseller business sells to, I guess, larger enterprises. But, if you could just give us a feel for — whether you want to give us a percentage breakdown that would be fine. But, sequentially was that down and the distribution business was up, and what are the trends that you see going into the December quarter? Are there signs that the IT spending is going to start picking up at the large customer?

ART RHEIN:	First, Matt, let me clarify something. When we talk about our distribution business — and I want to make sure its clear that I understand your question - versus when we sell direct.

MATT SHEERIN:	Yes.

ART RHEIN:	Our distribution business is when we’re selling to resellers.

MATT SHEERIN:	Yes, I understand.

ART RHEIN:	OK. So, consistent with what I believe you’ve noticed in the marketplace, the industry has been acknowledging it for several quarters now, large corporations, certainly we’re a good example of that, have really cutback or held their capital spending limits pretty tight. Whereas, we’ve seen relative strength in small-to-medium-sized enterprises. The industry has seen this now for some quarters. By definition that means that for us that are resellers, who typically are the people more active in the small-to-medium-sized space, will be doing better than in fact our direct-sales group, where we, as with many of our suppliers, call on larger corporate America.

So, we’re seeing more activity from our resellers, which is good news, and mathematically, as more business goes through our Keylink operation, versus when we sell direct, we operate at a different model, and on a gross-margin basis we see the gross margins being somewhat less.

MATT SHEERIN:	OK. But, just to follow up there — so, would you say that the environment on the reseller business is stable? I mean is it getting worse or

ART RHEIN:	No, on the contrary, it’s stable to getting better

MATT SHEERIN:	OK.

ART RHEIN:	.... and we’re seeing, I would say, continued, but maybe a bit more optimistic activity from our large corporate end users. I mean certainly everyone is getting a sense that the economy is getting better and we’re anticipating, some rebound in corporate spending.

MATT SHEERIN:	OK. And then — so, I would imagine that you expect gross margin to be higher, certainly with the Kyrus acquisition, but also it sounds like because there’s more seasonality, I would image, in your reseller business — right — in the December quarter?

ART RHEIN:	I think the issue, to try to help clarify the margin, as Steve mentioned, there are several factors that are affecting us and affecting the industry. We certainly like to think that the margins are about as low as they will go, in light, or in response to the pricing pressure. Some of our manufacturers — and certainly as you look at the industry, there are perceived weaknesses among some manufacturers of the products we resell, fortunately not for the manufacturers that we specifically resell. So, our manufacturers are aggressively out there trying to take market share. We certainly think that’s good. Layered on top of that, we are also trying to increase our market share of the product they sell.

But, there is tremendous pricing pressure, as these large corporations fight for market share. That’s independent of us. So, we are experiencing that, but as we look to the future we think this life could get a bit better, as some of those pressures ebb, but certainly for us specifically we think our margins will get better. We know they will get better, because of the Kyrus acquisition, and that’s the way we see the future.

MATT SHEERIN:	OK, great. And just quickly, on the — that HP business — when does that actually change your relationship with the way you recognize revenue for HP? When does that happen?

ART RHEIN:	Well, it’s probably important to note there are two elements that changed. One is when we entered the year, we were anticipating participating in the HP model that, at that time, was what we called an “agent,” or a “C-based model.” And you’ll remember, HP changed where the distributors did not take revenue. They received a fee and it was reported as fee income.

MATT SHEERIN:	Yes.

ART RHEIN:	That’s what we anticipated in our model. During the year there were discussions and they’ve decided to change the model, and then more recently, because of the importance of this quarter, to all of us, they’ve decided to postpone any changes until February. So as a result where we were anticipating, at the beginning of the year, participating for a good piece of the year, in the PDM model. We now are not going to until February, at the earliest, and the model is also changing. So, we will provide guidance as is appropriate, when we look at next year.

MATT SHEERIN:	OK. And then just your EPS guidance for the year, does that include the charge that you took in the September quarter?

STEVE BILLICK:	Yes that’s the net-income guidance.

MATT SHEERIN:	OK, but that includes the 11 cents — whatever it was that you took for September - right?

STEVE BILLICK:	Yes.

MATT SHEERIN:	OK. All right, thank you.

ART RHEIN:	You’re welcome, Matt.

CHORUSCALL:	Our next question comes from Jon Horvath of Lehman Brothers.

JON HORVATH:	Thanks. I’m just wondering if I can get a little bit more color on the — I guess kind of the dynamics of the pricing pressure that you’re seeing out there. So, I’m getting the sense that it’s just downwards ASP pressure on the products and it’s not necessarily your vendors that are managing your incentives more tightly, or managing the channel more tightly. So, I just wanted to know if I’m correct in that sense.

And then, also, if you can give any colors as to which vendors or which product lines were particularly aggressive during the quarter.

ART RHEIN:	Jon.

JON HORVATH:	Yes.

ART RHEIN:	I think that to try to provide you some color, you’re right. It is not that we’re seeing pricing on products eroding. In other words, although it’s not really a term we use in the computer business, we’re not seeing ASP erosion, in that context. What we are seeing is that there is perceived weakness among a couple of major suppliers. I mean certainly there’s no secret with Sun, and the issues that they are wrestling with.

Our suppliers are aggressively going after market share, and that’s simply causing lots of competitive price pressures in the environment, as people try to expand in a market where there is an incumbent who will try to defend it. We’re seeing the margin erosion that’s a natural result of that and it has nothing to do with our incentives or those elements of our relationship.

JON HORVATH:	OK. So, just a follow on to that then. If we’re seeing that type of pricing pressure, I would - since your revenues were actually a little bit better, I would think that you got more units actually. Do you think that there’s any kind of risk of some units being pulled out of the December quarter, into the September quarter, because of this aggressive pricing environment?

ART RHEIN:	No, I don’t think that’s anything more than what normally happens at the end of any quarter. I don’t think that’s an issue for us.

JON HORVATH:	OK. And then just looking at your gross-margin guidance going forward. So, a lot of this is you’re not anticipating the pricing pressure to be that great going forward. How much of that is due to the mixed shift toward the tier-two business and are you expecting that to continue versus, you know, HP not implementing the HIC program any longer?

STEVE BILLICK:	Jon, this is Steve. There’s a couple of things, I think, in your question. The real significant impact of the pricing is really in the year-over-year comparisons. When you look at our sequential quarters, the pricing was about the same, if you will, or the pressures were about the same in our first quarter as they were in the second quarter. OK?

JON HORVATH:	Yes.

STEVE BILLICK:	And I think what we’re trying to put some clarity to is, you know, we were guiding a little bit higher, because of that PDM model, I mean. And that was significant enough that that was several tenths in our thought process, if you will, as to why we were guiding towards the 13-percent level.

But I think what we’re looking at, for the remainder of this year, is pretty much gross-margin levels in our existing business, being stable at the last two quarters. You know, Kyrus helps us a little bit, because their gross margins tend to be higher than ours. And then we’ll be reevaluating the HP model in the spring, because, as Art mentioned, they’re going away from the fee-based model and it’s going to go to a more traditional sales — cost-of-sales model, where the gross-margin percentage will be more comparable to what we’ve got today.

JON HORVATH:	OK. And just in terms of help with our modeling, is there any seasonality in your gross margins that we can take into account?

STEVE BILLICK:	Not really. I think historically, if you tracked it, probably our third quarter, when we have the highest levels of revenue, by far, tend to be a little lower, in terms of percentages, but nothing significant. The rest of the quarters I’d say are relatively comparable.

JON HORVATH:	Great. Thanks a lot, guys.

STEVE BILLICK:	You’re welcome.

ART RHEIN:	Thanks, Jon.

CHORUSCALL:	Our next question comes from Jeff Lafferty of McMann Securities.

JEFF LAFFERTY:	Hi. Good morning. Thanks.

I have just a few, I guess, hopefully, short-answer type questions. The first one, I just wanted to clarify on the guidance. You said that includes the 17-cent a share of loss that you reported in the first half.’

ART RHEIN:	That’s correct.

JEFF LAFFERTY:	So, you’re implying you’re projecting to earn 33 to 37 cents in the second half?

ART RHEIN:	That’s correct.

JEFF LAFFERTY:	OK, good. The Eurodis sale, what was your cash from the sale of that?

STEVE BILLICK:	I’m believing it was approximately $4 million. It was not a large — if you recall, we wrote that investment down

JEFF LAFFERTY:	Right.

STEVE BILLICK:	.... significantly at the end of the year, because it was related to our industrial electronics, or the components’ business.

JEFF LAFFERTY:	OK.

STEVE BILLICK:	So, we took a large book write down at the end of the year, and then when we sold it, we recognized a gain of about $900,000.

JEFF LAFFERTY:	OK. On the Kyrus acquisition — Kyrus acquisition, was there any cash that you assumed with that venture?

STEVE BILLICK:	The number that — this is Steve again. The number that Martin — or that we quoted in the press release, was net of the cash on the balance sheet of Kyrus.

JEFF LAFFERTY:	So the twenty-eight seven was net of cash?

STEVE BILLICK:	That’s correct.

JEFF LAFFERTY:	OK. And then secondly, the assets that you’re showing of the discontinued ops, could you just describe for us, you know, what that consists of and what your intent is to perhaps monetize that?

STEVE BILLICK:	Well, the major components, number one, it’s comprised of the hold back, or escrow, if you will, related to the disposition of the electronics’ component’s business. That number is approximately $13 million. And then also contained in there are some fixed assets, which we’re actively marketing, small amounts of inventory and some miscellaneous things, and also some deferred-tax assets that we will realize over time.

JEFF LAFFERTY:	OK. And then, finally, could you just give us an update on what your goal is to reduce your leverage down to the 25 to 35 percent of the total capital and where you stand on that?

STEVE BILLICK:	Well, I think the best way to answer that is, you know, as we’ve consistently stated, we are looking to reduce our levels of debt. And, again, that’s the nine-and-a-half percent Seniors and Convertible Preferreds — the ventures — the way we look at that. We’ve been in the marketplace, as you know. We continue to be in the marketplace looking for appropriate opportunities. However, the interest-rate environment has been such that the repurchase has become somewhat difficult, because of the high yield on those notes.

What we plan to do is to stay the course. We plan to look for the right opportunities, try not to overpay, to reduce our debt levels. But, consistently — or consistent with our guidance, we will be looking, over time, to get ourselves down to the 25 to 35-percent range.

JEFF LAFFERTY:	OK, so you don’t have any real fixed timeframe in mind that you want to accomplish this in?

STEVE BILLICK:	Not really, because we didn’t really want to set a goal of reducing it at any cost.

JEFF LAFFERTY:	At least nothing that you want to go public with?

STEVE BILLICK:	That’s correct.

JEFF LAFFERTY:	OK. Thank you.

STEVE BILLICK:	You’re welcome.

CHORUSCALL:	Our next question comes from Brian Alexander of Raymond James.

BRIAN ALEXANDER:	Thanks. Steve, just to make sure I understand the guidance, you were at 11 to 16 cents before, but I think that included the assumption of a three-cent charge for the debt repurchase which ended up being a seven-cent charge. So adjusting for that the guidance was really eight to 13 cents. If you add the accretion for Kyrus in the second half, then you’d — that would go up to 13 to 20, but now you’re saying 16 to 20. So are you basically just raising the low end of guidance or am I reading that incorrectly?

STEVE BILLICK:	I think — I think your opening assumption was incorrect. Last quarter we had already repurchased the debt before we had our conference call. Our 11 to 16 cents included the actual premium we paid on that repurchase. OK, so the 11 to 16 already included that, now we’re layering in the Kyrus operations, and that gets us to our current range of estimate.

BRIAN ALEXANDER:	OK. Thank you, that’s helpful.

STEVE BILLICK:	OK.

BRIAN ALEXANDER:	In terms of the gross margin again, what I’m not fully understanding is if the supplier is aggressively pursuing market share and lowering the price to you, wouldn’t that just sort of flow through to the customer? In other words, aren’t you more of a cost plus model so that changes in prices by suppliers will lower your ASP but not necessarily your gross margin percentage?

ART RHEIN:	That’s correct, although you’re generating a lower number of dollars on a smaller — on a smaller sales number, so there’s a — there’s that effect.

BRIAN ALEXANDER:	On the gross margin?

ART RHEIN:	That’s correct.

BRIAN ALEXANDER:	And did you say what products that was occurring in? Or is that more of a general across the board type of . . .

ART RHEIN:	I think that’s a general across the board situation, it’s pretty well — again spread among our suppliers. We’re seeing — I mean if I wanted to characterize it for you, give you a little more insight, probably would tell you it’s more in storage and services today. But I don’t think you — storage and service, I don’t think you ought to — you ought to take that too far. It’s pretty much across the board.

BRIAN ALEXANDER:	OK. And then back to HP, are you saying that you haven’t been selling the HP products? Or are you saying that you were just selling them under a different model? And then come February are you still evaluating whether you are going to carry HP? I

ART RHEIN:	No.

BRIAN ALEXANDER:	.... I’m just trying to understand when you say we’re evaluating the change, what that — what that means.

ART RHEIN:	I’m glad you asked the question if there’s any chance of confusion. We have — let me see how to phrase it to you — prior to HPs acquisition of Compaq, we were not selling HP products.

BRIAN ALEXANDER:	Right.

ART RHEIN:	After the acquisition, we continued to sell the HP products that we used to get from Compaq, and we then began to sell HP products in our direct business, but we were not at that time moved into the distribution side of the business for HP. And at that time they were using this PDM model. You got that?

BRIAN ALEXANDER:	I got that.

ART RHEIN:	OK. So our direct business is doing very well, we’re continuing to sell the products that we used to sell as well as the new products that have now become available to us through HP, and we’re very, very pleased with that. But at the beginning of the year, we did announce that — and anticipate that we were going to become part of the HP distribution family, if you will, because they have acknowledged our previous performance, and that in fact we’re a very good partner of theirs, and they were going to open up the distribution piece to us.

As they evaluated the program at the early part of the year, they decided to now change it from this PDM model, which was a fee-based model, back to a revenue. And in particular they didn’t want to do a couple of things this quarter, one was they didn’t want to disrupt the quarter because we’re all focused, this is the biggest quarter in our year, and they’re putting in place some of the systems links that we need to do so that when we — when it — when those are available to us and we do have these links, we can then move into this distribution space, if you will. We now anticipate that’s going to be February, at least that’s per their most recent announcement. So there is no issue, we’ve long ago crossed the bridge of whether we will be distributing their product, it’s a function of they’re changing the model, us putting together with them the systems that would support that model, and in turn their desire and we think, not inappropriately, with the benefit of hindsight, not to disrupt any activities this quarter.

BRIAN ALEXANDER:	So basically come February, assuming that that’s — assuming that that’s the date that things change, you will be selling additional HP products?

ART RHEIN:	Yes.

BRIAN ALEXANDER:	You were not selling before to resellers?

ART RHEIN:	That is correct.

BRIAN ALEXANDER:	Got it.

STEVE BILLICK:	Brian, this is Steve. I — you may have misunderstood what I said. When I — when I said that we were evaluating the change, what I meant was we would be evaluating the change as it relates to our guidance going forward.

BRIAN ALEXANDER:	OK.

STEVE BILLICK:	Because we’re going from one model to a different model, and — so we have to understand what that means to us before we can guide you guys.

BRIAN ALEXANDER:	And speaking of guidance going forward, I guess one of the things that I’m a little bit confused about is your gross margin guidance and your operating expense guidance are lower going forward than they were before despite the inclusion of Kyrus, which is higher gross margin, higher expense. You touched on a couple of the factors leading to that, but I guess maybe what would be helpful is beyond fiscal 2004, Art, you’ve been kind enough to share some of your longer-term operating targets in terms of gross margin expense operating margin, maybe if you could just update on a — update us on what those might look like with Kyrus as part of your company going forward.

ART RHEIN:	We’re really not prepared to get more specific yet. We — as Steve mentioned, we do have to evaluate the program that we will be participating in with HP, and we’re also beginning our relationship in this — how should I say — in this retail space or relationships in our retail space, and we’re really anticipating some synergies, not just in cost savings, but really more in terms of sales and selling opportunities. So given that, we are working on those and we will be prepared to give you better guidance next quarter.

I’ve already acknowledged what our goals are quite specifically. I’ve said that we will grow sales faster than the market, I’m pleased to say that so far this year both organically, let alone with the acquisition, we’re going to do that in space. We’re going to grow profits faster than sales, I’m comfortable we’re going to do that. We laid out a target that we would try to get to a two and a half percent operating income by the end of this year, approximately two and a half by the end of this year. Certainly Kyrus is going to help us get there given their margins are five or six percent higher than we typically have operated at. And we’re certainly not finished with our acquisitions, but the reality is we’ve got to take a look at where we are as we now assimilate the business, look at some of the synergies, and we will be in a much better position next quarter to give you guidance for next year.

BRIAN ALEXANDER:	OK, just a — just a couple of additional follow-ups. Shall we assume that the seasonality of Kyrus’ earnings are consistent with the seasonality of their revenues? In other words you’ve given us guidance for full year revenues, second half revenues, it comes out to you know, about a little bit over half of the — of the revenues occur in the second half. Is that the same with earnings? Or is there different seasonality on the earnings line?

ART RHEIN:	No, I think it’s similar to that — to what you’ve just outlined, and consistent with ours.

BRIAN ALEXANDER:	OK.

STEVE BILLICK:	And Brian, this is Steve. And I think there’s — over the next couple of quarters we will have all of the synergies out. So to Art’s point, when we get ready to guide for next year, it’ll be in a — it’ll be at a point where virtually all the synergy has been realized with the acquisition. Today we’re still working through that as we — as we’re assimilating their business into ours.

BRIAN ALEXANDER:	And then finally on the balance sheet, Steve, it looks like some of the balances picked up. I assume that those are the balances you inherited from Kyrus with no associated revenue. In other words that’s why DSOs went up about four days?

STEVE BILLICK:	Brian, that is exactly correct. If you — if you look at our DSO from the existing business, we were actually down three days. When you add in — basically we added $22 million of receivables and absolutely no sales because we closed on it on September 30th, that caused it to move to — caused it to move up by four days.

BRIAN ALEXANDER:	Thank you very much.

STEVE BILLICK:	You’re welcome.

CHORUSCALL:	Our next question comes from Derek Wenger of Jeffries and Company.

DEREK WENGER:	Yes, thank you. Several questions. The gain on sale of 900,000, what was the net gain after tax on that? And then in the quarter, I might have missed it, the depreciation and amortization and the capital expenditures for the quarter, and then the outlook for the cap ex for the year.

STEVE BILLICK:	Right. The depreciation and amortization for the quarter was 2.6 million.

DEREK WENGER:	OK.

STEVE BILLICK:	Which is flat with last quarter, when you look at our cash flow statement, and the — when the Q comes out. The guidance we’re giving you on capital spending is that for the remainder of the year it will fall between one and one and a half million dollars.

DEREK WENGER:	What was it in the quarter?

STEVE BILLICK:	It was $160,000.

DEREK WENGER:	OK. And then the gain on sale

STEVE BILLICK:	$540 after tax.

DEREK WENGER:	$540 after tax. OK, and do you have a cap ex for fiscal year three or five yet in terms of what you’re thinking about?

STEVE BILLICK:	We have not shared that, and really haven’t — we’re not in the position to share it at this point.

DEREK WENGER:	OK, but it’s one to one and a half million for the — for the next six months?

STEVE BILLICK:	Right.

DEREK WENGER:	OK. Thank you very much.

STEVE BILLICK:	You’re welcome.

CHORUSCALL:	Again that’s star one to ask a question. Currently there are no further questions.

ART RHEIN:	Thank you. Well we thank you for all — we thank you all for your interest, and taking the time to participate in the call today. As I said earlier, I’m very pleased with the progress we made during the quarter we just finished, and we look forward to speaking with you next quarter.

END